EXHIBIT 99.1

ASSOCIATED ESTATES REALTY CORPORATION

1ST QUARTER EARNINGS

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Barbara Hasenstab News Release No.: 03-05

216-797-8798 Release Date: May 1, 2003

ASSOCIATED ESTATES REALTY CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Cleveland, Ohio - May 1, 2003 - Associated Estates Realty Corporation (NYSE: AEC) today reported a loss of $0.28 per common share (basic and diluted) for the first quarter ended March 31, 2003 compared with a loss of $0.13 per common share (basic and diluted) for the first quarter ended March 31, 2002.

Funds from operations (FFO) for the quarter were $0.16 per common share (basic and diluted) compared with $0.29 per common share (basic and diluted) for the first quarter of 2002. A reconciliation of net income to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished to the Securities and Exchange Commission on Form 8-K with this earnings release.

Total revenue for the first quarter of 2003 was $38,137,000 compared with $40,138,000 in the first quarter of 2002, a decline of 5.0 percent. The decline in revenue reflects the impact of the weak apartment market and economic conditions that continue to depress rents and occupancy, and fewer managed properties.

Total general and administrative and service companies expenses decreased $776,000 or approximately 24.0 percent, and interest expense remained relatively flat compared with the first quarter of 2002.

Segment detail as well as performance by region for the Company's same-store portfolio is included in the Company's supplemental information.

Same Store Portfolio

Revenues for the quarter from the Company's same store (market-rate) portfolio were down 4.1 percent, and total property operating expenses for the same store (market-rate) portfolio increased 7.4 percent. Net operating income (NOI) declined 13.6 percent compared with the first quarter a year ago. A reconciliation of net operating income to net income is included in the Company's supplemental information.

The decline in revenues primarily reflects an increase in vacancies and rent concessions compared with the first quarter of 2002. The increase in property operating expenses compared with the first quarter a year ago reflects an increase of $427,000, or $0.02 per share, in utilities, primarily gas, due to the colder winter this year compared with last year; an increase of $374,000, or $0.02 per share, in repairs and maintenance expenses related primarily to snow removal expenses; and an increase of $215,000, or $0.01 per share, in real estate taxes and insurance, primarily related to an increase in insurance premiums.

The average quarterly rent per unit for the same store (market-rate) properties increased 1.7 percent to $823, while the average net collected rent declined 4.9 percent to $663. Rent concessions averaged $505 per new unit leased. Physical occupancy was 89.7 percent at the end of the quarter compared with 90.5 percent in the first quarter of 2002.

On a sequential quarterly basis, the average quarterly rent per unit for the same store (market-rate) properties remained flat. Physical occupancy improved 2.4 points, while the average net collected rent per unit declined 2.5 percent compared with the fourth quarter of 2002, reflecting the combined impact of current and previous concessions.

ASSOCIATED ESTATES REALTY CORPORATION

1ST QUARTER EARNINGS

Acquisitions, Developments and Dispositions

Phase II of a joint venture in Atlanta, Georgia, consisting of 535 units, is currently in lease up and is 55.7 percent occupied. Phase I, consisting of 308 units, is currently 89.3 percent occupied.

A 288-unit joint venture development in Orlando near Hunter's Creek is under construction, with completion expected in August. Initial lease-up began in February, with stabilized occupancy targeted for the first quarter of 2004.

Safe Harbor Statement

This news release contains forward-looking statements. Historical results and percentage relationships set forth in the Consolidated Statements of Operations contained in the financial statements, including trends which might appear, should not be taken as indicative of future operations. This news release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, including without limitation the following: changes in economic conditions in the markets in which the Company owns properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available apartments and change in market rental rates; increases in property and liability insurance costs; changes in government regulations affecting the Affordable Housing properties; changes in or termination of contracts relating to third party management and advisory business; inability to renew current Housing Assistance Payment ("HAP") contracts at existing rents; weather and other conditions that might adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, and real estate tax valuation reassessments; changes in market conditions that may limit or prevent the Company from acquiring or selling properties; and risks of construction including cost overruns, contractor defaults and contractor delays.

Company Profile

Associated Estates Realty Corporation, one of the largest multifamily property managers in the United States, is a real estate investment trust ("REIT") headquartered in Richmond Heights, Ohio, a suburb of Cleveland. MIG Realty Advisors, the Company's investment advisor affiliate, is structured to provide real estate investment management services to a variety of constituents, including advisory clients, co-investment partners and third party owners. The Company currently directly or indirectly owns, manages, or is a joint venture partner in 108 multifamily properties containing a total of 25,138 units located in 12 states.

ASSOCIATED ESTATES REALTY CORPORATION

1ST QUARTER EARNINGS

	ASSOCIATED ESTATES REALTY
	CORPORATION
	Financial Highlights
	(in thousands, except per share data)
	For the Three Months Ended March 31,
	2003	2002
Total revenue	$ 38,137	$ 40,138
Net (loss) income	(3,982)	(1,166)
Net (loss) income applicable to common shares (1)	$ (5,353)	$ (2,537)

Add: Depreciation - real estate assets	8,014	7,904
Depreciation - real estate assets - joint ventures	271	339
Amortization of joint venture deferred costs	10	-
Amortization of intangible assets	78	142
Less: Gain on disposition of properties	-	(255)
Funds from operations (FFO)(2)	3,020	5,593

Add: Depreciation - other assets	601	523
Depreciation - other assets - joint ventures	85	34
Amortization of deferred financing fees	293	324
Amortization of deferred financing fees - joint ventures	19	6
Less: Fixed asset additions	(1,558)	(1,479)
Fixed asset additions - joint ventures	(3)	(107)
Funds available for distribution (FAD) (3)	$ 2,457	$ 4,894

Per share:
Net (loss) income applicable to common shares - Basic (1)	(0.28)	(0.13)
Net (loss) income applicable to common shares - Diluted (1)	(0.28)	(0.13)
Funds from operations - Basic (2)	0.16	0.29
- Diluted (2)	0.16	0.29
Dividends per share	0.17	0.25
Weighted average shares outstanding - Basic	19,382	19,438
- Diluted	19,382	19,438

(1) After dividends of $1,371 and $1,371, equivalent to $0.07 and $0.07 per common share, respectively, for the three months ended March 31, 2003 and 2002, respectively, on the Company's 2,250,000 depositary shares each representing 1/10 of a share of 9-3/4% Class A Cumulative Redeemable Preferred Shares (the "Perpetual Preferred Shares").

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted however, that certain other real estate companies may define FFO in a different manner.

(3) Funds available for distribution (FAD) is net of the fixed asset additions for construction and investment capital and only reflects our pro rata share of recurring joint venture capital additions.

Should you have any questions concerning this release, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, 216-797-8798 or IR@aecrealty.com. The full text and supplemental schedules of this press release are available on AEC's home page at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. AEC's web site is linked to Sharebuilder, an online service that allows investments in shares of AEC common stock directly on a recurring basis. For more information, access the Investor Relations "News" section of www.aecrealty.comp